Exhibit 16.1

Terry Amisano, Ltd. Kevin Hanson, CA	AMISANO HANSON Chartered Accountants

December 20, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

U.S.A.

Dear Ladies and Gentlemen:

We are the former independent auditors for Investnet, Inc. (the “Company”).  We have read the Company’s current report on 8-K filed with the Securities and Exchange Commission on December 22, 2004, and are in agreement with the first and second paragraphs of Item 4.01 and the fourth paragraph of Item 4.01.  We have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,

/s/ AMISANO HANSON

Suite  604-750 West Pender Street

Telephone (604) 689-0189

Vancouver, Canada

Facsimile (604) 688-9773

V6C 2T7